Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 26, 2017 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $45.8 million, or $0.16 per diluted share, for the three months ended September 30, 2017, compared to $39.6 million, or $0.14 per diluted share, for the three months ended June 30, 2017, and $49.9 million, or $0.17 per diluted share, for the three months ended September 30, 2016. For the three months ended September 30, 2016, the Company recorded an excess tax benefit of $6.4 million, as compared to $127,000 and $173,000 for the three months ended September 30, 2017 and June 30, 2017, respectively. The benefit is related to the Company’s stock plans accounted for in accordance with ASU 2016-09.

For the nine months ended September 30, 2017, net income totaled $131.5 million, or $0.45 per diluted share, compared to $139.7 million, or $0.46 per diluted share, for the nine months ended September 30, 2016.

The Company also announced today that its Board of Directors declared a cash dividend of $0.09 per share to be paid on November 24, 2017 for stockholders of record as of November 10, 2017, representing a 12.5% increase from the prior quarter.

Kevin Cummings, President and CEO commented, “After a challenging second quarter, we are pleased to report strong third quarter results, highlighted by robust earnings per share growth of 14% over the prior quarter. Additional positive trends for the quarter include declining expenses, improved asset quality, deposit growth, stable margin and improved funding metrics.”

Mr. Cummings also commented on the board’s decision to increase dividends, “The board’s decision to increase our dividend this quarter reinforces our continuing commitment to create value for our shareholders.”

Performance Highlights

•	Earnings per share increased 14% to $0.16 per share for the three months ended September 30, 2017 from $0.14 per share for the three months ended June 30, 2017.

•
Net interest income for the three months ended September 30, 2017 was $170.9 million, a 2.3% increase compared to the three months ended June 30, 2017 and a 7.1% increase compared to the three months ended September 30, 2016.

•	Net interest margin for the three months ended September 30, 2017 was 2.87% which is consistent with three months ended June 30, 2017.

•	Provision for loan losses for the three months ended September 30, 2017 was $1.8 million compared to $6.0 million for the three months ended June 30, 2017.

•
Efficiency ratio declined to 57.60% for the three months ended September 30, 2017 from 60.25% for three months ended June 30, 2017. Total non-interest expenses were $103.3 million for the three months ended September 30, 2017, a decrease of $3.0 million compared to three months ended June 30, 2017.

•
Total deposits increased $834.4 million, or 5.2%, from $16.04 billion at June 30, 2017 to $16.88 billion at September 30, 2017. Loan to deposit ratio declined to 118% at September 30, 2017 from 124% at June 30, 2017.

•	Non-accrual loans to total loans declined to 0.63% at September 30, 2017 compared to 0.89% at June 30, 2017.

•	During the three months ended September 30, 2017, the Company repurchased 2.5 million shares of its outstanding common stock for approximately $33.2 million.

Financial Performance Overview

Third Quarter 2017 compared to Second Quarter 2017
For the third quarter of 2017, net income totaled $45.8 million, an increase of $6.2 million as compared to the second quarter of 2017. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $3.9 million, or 2.3%, as compared to the second quarter of 2017. Changes within interest income and expense categories are as follows:

•
An increase in interest and dividend income of $10.3 million, or 4.8%, to $225.8 million as compared to the second quarter of 2017 primarily attributed to a 12 basis point increase in the weighted average loan yield to 4.10%, predominately driven by higher average yields on new loan origination volume.

•	Prepayment penalties, which are included in interest income, totaled $5.4 million for the three months ended September 30, 2017 as compared to $3.1 million for the three months ended June 30, 2017.

•
An increase in total interest expense of $6.4 million primarily attributable to rising deposit and borrowing costs, as well as an increase in the average balance of total interest-bearing liabilities of $504.7 million, or 2.7%, to $18.94 billion. The weighted average cost of interest-bearing liabilities for the three months ended September 30, 2017 increased 11 basis points to 1.16%.

The net interest margin remained consistent at 2.87% for the three months ended September 30, 2017 compared to the three months ended June 30, 2017, primarily driven by higher loan yields offset by increased deposit and borrowing costs.
Total non-interest income decreased by $925,000 to $8.4 million for the three months ended September 30, 2017 compared to the three months ended June 30, 2017 primarily driven by a decrease in gain on loan sales of $480,000 and a decrease in other income of $475,000 attributed to non-depository investment products.

Total non-interest expenses were $103.3 million for the three months ended September 30, 2017, a decrease of $3.0 million, or 2.8%, as compared to the second quarter of 2017. For the three months ended September 30, 2017, professional fees decreased $6.4 million. The third quarter included $5.0 million of professional fees attributable to our bank secrecy act and anti-money laundering (“BSA”) remediation efforts, a decrease of $4.5 million from the second quarter. Resolving these matters continues to be a top priority. This decrease was partially offset by compensation and fringe benefits which increased $3.2 million due to additions to our staff to support continued growth and continued build out of our risk management and operating infrastructure.
Income tax expense was $28.4 million for the three months ended September 30, 2017 and $24.5 million for the three months ended June 30, 2017. The effective tax rate was 38.3% for the three months ended September 30, 2017 and 38.2% for the three months ended June 30, 2017. Income tax expense includes the excess tax benefits related to the Company’s stock plans of $127,000 for the three months ended September 30, 2017 and $173,000 for three months ended June 30, 2017.
Third Quarter 2017 compared to Third Quarter 2016
For the third quarter of 2017, net income totaled $45.8 million, a decrease of $4.0 million as compared to the third quarter of 2016, however income before income tax expense increased $2.6 million over the same periods. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, net interest income increased by $11.3 million, or 7.1%, in the third quarter of 2017, as compared to the third quarter of 2016 due to:

•
An increase in interest and dividend income of $27.4 million, or 13.8%, to $225.8 million as a result of a $1.93 billion increase in the average balance of net loans from continued loan origination growth. The weighted average yield on net loans increased 5 basis points to 4.10% primarily driven by higher average yields on new loan origination volume.

•
Prepayment penalties, which are included in interest income, totaled $5.4 million for the three months ended September 30, 2017, as compared to $4.0 million for the three months ended September 30, 2016.

•
An increase in total interest expense of $16.1 million was primarily attributed to an increase in the average balance of interest-bearing deposits of $1.74 billion, or 13.9%, to $14.30 billion for the three months ended September 30, 2017 and an increase in the average balance of total borrowed funds of $558.9 million, or 13.7%, to $4.63 billion. The weighted average cost of interest-bearing liabilities increased 23 basis points to 1.16% for the three months ended September 30, 2017.

The net interest margin decreased 13 basis points year over year to 2.87% for the three months ended September 30, 2017 from 3.00% for the three months ended September 30, 2016.
Compared to the third quarter of 2016, total non-interest expenses increased $11.9 million, or 13.0%, year over year. For the three months ended September 30, 2017, compensation and fringe benefits increased $4.0 million due to additions to our staff to support continued growth and continued build out of our risk management and operating infrastructure. Additionally, advertising and promotional expenses increased $2.9 million due to our current advertising campaigns and professional fees increased $2.5 million largely attributable to our BSA remediation efforts. Federal insurance premiums increased $900,000 for the three months ended September 30, 2017.
Income tax expense was $28.4 million for the three months ended September 30, 2017 and $21.9 million for the three months ended September 30, 2016. The effective tax rate was 38.3% for the three months ended September 30, 2017 and 30.5% for the three months ended September 30, 2016. Income tax expense includes the excess tax benefits related to the Company’s stock plans of $127,000 for the three months ended September 30, 2017 and $6.4 million for the three months ended September 30, 2016.

Nine Months Ended September 30, 2017 compared to Nine Months Ended September 30, 2016
Net income decreased by $8.2 million year over year to $131.5 million for the nine months ended September 30, 2017. The change in net income year over year is the result of the following:
Net interest income increased by $33.6 million, or 7.1%, as compared to the nine months ended September 30, 2016 due to:

•
Total interest and dividend income increased by $65.9 million, or 11.3%, to $651.4 million for the nine months ended September 30, 2017 as compared to the nine months of 2016, primarily attributed to a $2.07 billion increase in the average balance of net loans from continued loan origination growth in the commercial loan portfolio. This increase was partially offset by an 8 basis point decrease in the weighted average loan yield to 4.01% impacted partially by a decrease in prepayment penalties.

•
Prepayment penalties, which are included in interest income, totaled $11.6 million for the nine months ended September 30, 2017, as compared to $14.6 million for the nine months ended September 30, 2016.

•
Total interest expense increased by $32.3 million, or 28.4%, to $146.3 million for the nine months ended September 30, 2017, as compared to the nine months of 2016. The increase was primarily attributed to an increase in the average balance of total interest-bearing liabilities of $2.32 billion, or 14.4%, to $18.42 billion for the nine months ended September 30, 2017. In addition, the weighted average cost of interest-bearing liabilities increased 12 basis points to 1.06% for the nine months ended September 30, 2017.

The net interest margin decreased 14 basis points to 2.89% for the nine months ended September 30, 2017 from 3.03% for the nine months ended September 30, 2016, primarily driven by higher costs of interest-bearing liabilities.
Total non-interest income was $27.4 million for the nine months ended September 30, 2017, a decrease of $1.3 million, or 4.5%, as compared to the nine months of 2016.
Total non-interest expenses were $309.1 million for the nine months ended September 30, 2017, an increase of $39.5 million, or 14.7%, as compared to the nine months of 2016. Professional fees increased $15.6 million for the nine months ended September 30, 2017 as compared to the nine months of 2016, largely attributable to BSA remediation efforts and the continued risk management infrastructure enhancements. Excluding the impact of BSA-related professional fees, total non-interest expenses totaled $291.4 million for the nine months ended September 30, 2017. Compensation and fringe benefits increased $9.7 million for the nine months ended September 30, 2017 as a result of additions to our staff to support continued growth and infrastructure, especially in our risk management area, as well as normal merit increases, partially offset by lower pension costs. Advertising and promotional expenses increased $5.3 million due to our current advertising campaigns. Federal insurance premiums increased $3.3 million for the nine months ended September 30, 2017.
Income tax expense was $80.2 million for the nine months ended September 30, 2017 compared to $76.0 million for the nine months ended September 30, 2016. The effective tax rate was 37.9% for the nine months ended September 30, 2017 and 35.2% for the nine months ended September 30, 2016. Income tax expense includes the excess tax benefits related to the Company’s stock plans of $1.6 million for the nine months ended September 30, 2017 and $8.2 million for the nine months ended September 30, 2016.

Asset Quality

Our provision is primarily a result of the inherent credit risk in our overall portfolio, the growth of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended September 30, 2017, our provision for loan losses was $1.8 million, compared to $6.0 million for the three months ended June 30, 2017 and $5.0 million for the three months ended September 30, 2016. For the three months ended September 30, 2017, net charge-offs were $1.7 million compared to $6.9 million for the three months ended June 30, 2017 and $1.8 million for the three months ended September 30, 2016. Our provision for loan losses was $11.8 million for the nine months ended September 30, 2017 compared with $15.0 million for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, net charge-offs were $10.1 million compared to $10.0 million for the the nine months ended September 30, 2016.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans were $125.7 million, or 0.63% of total loans, at September 30, 2017 compared to $177.4 million, or 0.89% of total loans, at June 30, 2017 and $94.3 million, or 0.50% of total loans, at December 31, 2016. During the three months ended September 30, 2017, we sold a $48.1 million commercial loan relationship which was included in our non-accrual loans at June 30, 2017. We continue to proactively and diligently work to resolve our troubled loans in light of the impact that low economic growth, rising interest rates and regional real estate market conditions may have on our portfolio.

At September 30, 2017, there were $47.1 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.7 million were residential and consumer loans, $18.1 million were commercial real estate loans and $1.3 million were commercial and industrial loans. TDRs of $13.4 million were classified as accruing and $33.7 million were classified as non-accrual at September 30, 2017.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	108	$21.5	86	$14.2	103	$29.2	116	$27.1	110	$18.9
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	10	15.8	4	10.4	6	14.7	2	5.3	3	4.1
Commercial real estate	6	32.3	2	1.9	13	38.8	3	6.4	11	24.0
Commercial and industrial	8	0.6	6	0.6	6	1.1	4	0.8	6	1.4
Total 30 to 59 days past due	132	70.2	98	27.1	128	83.8	125	39.6	130	48.4
60 to 89 days past due:
Residential and consumer	47	7.7	35	5.8	51	8.3	57	10.8	62	11.1
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	1	1.1	1	1.1
Commercial real estate	2	1.0	—	—	7	8.4	8	32.0	3	16.4
Commercial and industrial	2	1.4	1	0.3	1	0.6	4	0.9	3	0.4
Total 60 to 89 days past due	51	10.1	36	6.1	59	17.3	70	44.8	69	29.0
Total accruing past due loans	183	$80.3	134	$33.2	187	$101.1	195	$84.4	199	$77.4
Non-accrual:
Residential and consumer	417	$74.3	447	$81.0	470	$76.2	478	$79.9	481	$86.1
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	4	14.2	6	19.0	2	0.5	2	0.5	1	0.2
Commercial real estate	31	35.3	36	75.6	24	8.2	24	9.2	29	8.9
Commercial and industrial	6	1.9	5	1.8	4	2.2	8	4.7	6	2.3
Total non-accrual loans	458	$125.7	494	$177.4	500	$87.1	512	$94.3	517	$97.5
Accruing troubled debt restructured loans	58	$13.4	45	$11.7	47	$12.2	42	$9.4	31	$8.8
Non-accrual loans to total loans		0.63%		0.89%		0.45%		0.50%		0.53%
Allowance for loan losses as a percent of non-accrual loans		183.09%		129.68%		265.16%		242.24%		229.31%
Allowance for loan losses as a percent of total loans		1.15%		1.16%		1.18%		1.21%		1.22%

Balance Sheet Summary

Total assets increased by $1.61 billion, or 6.9%, to $24.78 billion at September 30, 2017 from December 31, 2016. Net loans increased $1.14 billion, or 6.1%, to $19.71 billion at September 30, 2017, and securities increased by $267.2 million, or 7.8%, to $3.68 billion at September 30, 2017 from December 31, 2016.

The detail of the loan portfolio (including PCI loans) is below:

	September 30, 2017	June 30, 2017	December 31, 2016
	(In thousands)
Commercial Loans:
Multi-family loans	$7,854,759	7,926,924	7,459,131
Commercial real estate loans	4,667,113	4,721,285	4,452,300
Commercial and industrial loans	1,501,235	1,467,561	1,275,283
Construction loans	397,929	360,377	314,843
Total commercial loans	14,421,036	14,476,147	13,501,557
Residential mortgage loans	4,872,872	4,757,605	4,711,880
Consumer and other	655,021	629,404	597,265
Total Loans	19,948,929	19,863,156	18,810,702
Premiums on purchased loans and deferred loan fees, net	(11,701)	(11,922)	(12,474)
Allowance for loan losses	(230,071)	(230,028)	(228,373)
Net loans	$19,707,157	19,621,206	18,569,855

During the nine months ended September 30, 2017, we originated $999.7 million in multi-family loans, $637.3 million in commercial real estate loans, $444.2 million in commercial and industrial loans, $388.5 million in residential loans, $344.6 million in construction loans and $101.5 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $126.8 million during the nine months ended September 30, 2017.

The allowance for loan losses increased by $1.7 million to $230.1 million at September 30, 2017 from $228.4 million at December 31, 2016. The increase in our allowance for loan losses from December 31, 2016 is due to the inherent credit risk in our overall portfolio, the growth of the loan portfolio, and the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At September 30, 2017, our allowance for loan losses as a percent of total loans was 1.15%.

Securities increased by $267.2 million, or 7.8%, to $3.68 billion at September 30, 2017 from $3.42 billion at December 31, 2016. This increase was a result of purchases partially offset by paydowns and sales.

Deposits increased by $1.60 billion, or 10.4%, from $15.28 billion at December 31, 2016 to $16.88 billion at September 30, 2017. The increase is partially attributed to the deposit campaign in the third quarter.

Checking accounts increased $806.6 million to $6.90 billion at September 30, 2017 from $6.09 billion at December 31, 2016. Core deposits (savings, checking and money market) represented approximately 78% of our total deposit portfolio at September 30, 2017.

Borrowed funds decreased by $61.4 million, or 1.4%, to $4.48 billion at September 30, 2017 from $4.55 billion at December 31, 2016. Short term borrowings were reduced as a result of our deposit gathering efforts during the third quarter of 2017.

Stockholders’ equity increased by $31.9 million to $3.16 billion at September 30, 2017 from $3.12 billion at December 31, 2016. The increase is primarily attributed to net income of $131.5 million and share-based plan costs of $27.6 million for the nine months ended September 30, 2017. These increases were partially offset by cash dividends of $0.24 per share totaling $74.1 million and the repurchase of 4.4 million shares of common stock for $57.8 million during the nine months ended September 30, 2017. The Bank remains significantly above FDIC “well capitalized” standards, with Tier 1 Leverage Ratio of 11.38% at September 30, 2017.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2017 operates from its corporate headquarters in Short Hills, New Jersey and 155 branches located throughout New Jersey and New York.

Earnings Conference Call October 27, 2017 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, October 27, 2017 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10113013
A telephone replay will be available beginning on October 27, 2017 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 27, 2018. The replay number is (877) 344-7529 password 10113013. The conference call will also be simultaneously webcast on the Company’s website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures
We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30, 2017	June 30, 2017	December 31, 2016
	(unaudited)	(unaudited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$413,322	213,907	164,178
Securities available-for-sale, at estimated fair value	1,949,429	1,852,394	1,660,433
Securities held-to-maturity, net (estimated fair value of $1,769,179, $1,680,533 and $1,782,801 at September 30, 2017, June 30, 2017 and December 31, 2016, respectively)	1,733,751	1,647,196	1,755,556
Loans receivable, net	19,707,157	19,621,206	18,569,855
Loans held-for-sale	6,975	7,034	38,298
Federal Home Loan Bank stock	232,814	245,394	237,878
Accrued interest receivable	73,203	69,577	65,969
Other real estate owned	4,336	4,957	4,492
Office properties and equipment, net	177,569	178,071	177,417
Net deferred tax asset	222,573	217,398	222,277
Bank owned life insurance	154,719	153,784	161,940
Goodwill and intangible assets	99,567	100,648	101,839
Other assets	6,588	4,530	14,543
Total assets	$24,782,003	24,316,096	23,174,675
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$16,876,469	16,042,045	15,280,833
Borrowed funds	4,484,869	4,882,330	4,546,251
Advance payments by borrowers for taxes and insurance	125,505	113,993	105,851
Other liabilities	140,028	122,809	118,495
Total liabilities	21,626,871	21,161,177	20,051,430
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at September 30, 2017, June 30, 2017 and December 31, 2016; 306,176,459, 308,391,300 and 309,449,388 outstanding at September 30, 2017, June 30, 2017 and December 31, 2016, respectively	3,591	3,591	3,591
Additional paid-in capital	2,776,971	2,770,881	2,765,732
Retained earnings	1,111,856	1,090,467	1,053,750
Treasury stock, at cost; 52,894,393, 50,679,552 and 49,621,464 shares at September 30, 2017, June 30, 2017 and December 31, 2016, respectively	(632,394)	(602,846)	(587,974)
Unallocated common stock held by the employee stock ownership plan	(85,007)	(85,756)	(87,254)
Accumulated other comprehensive loss	(19,885)	(21,418)	(24,600)
Total stockholders’ equity	3,155,132	3,154,919	3,123,245
Total liabilities and stockholders’ equity	$24,782,003	24,316,096	23,174,675

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$201,069	192,891	179,234	579,921	527,989
Securities:
GSE obligations	175	28	8	211	27
Mortgage-backed securities	17,829	17,274	14,653	51,812	44,581
Equity	30	30	49	108	147
Municipal bonds and other debt	2,229	2,136	2,039	8,433	6,048
Interest-bearing deposits	875	177	76	1,159	253
Federal Home Loan Bank stock	3,557	2,972	2,315	9,722	6,396
Total interest and dividend income	225,764	215,508	198,374	651,366	585,441
Interest expense:
Deposits	32,300	25,336	20,326	79,820	61,639
Borrowed funds	22,553	23,116	18,442	66,460	52,328
Total interest expense	54,853	48,452	38,768	146,280	113,967
Net interest income	170,911	167,056	159,606	505,086	471,474
Provision for loan losses	1,750	6,000	5,000	11,750	15,000
Net interest income after provision for loan losses	169,161	161,056	154,606	493,336	456,474
Non-interest income:
Fees and service charges	5,076	4,962	4,108	14,966	12,925
Income on bank owned life insurance	935	1,166	1,006	2,826	3,267
Gain on loans, net	726	1,206	1,401	2,924	3,516
Gain on securities transactions	—	48	72	1,275	3,100
Gain (loss) on sales of other real estate owned, net	446	251	35	871	(67)
Other income	1,212	1,687	1,898	4,556	5,956
Total non-interest income	8,395	9,320	8,520	27,418	28,697
Non-interest expense:
Compensation and fringe benefits	57,052	53,881	53,051	168,207	158,475
Advertising and promotional expense	4,355	4,516	1,495	10,956	5,640
Office occupancy and equipment expense	14,589	14,333	14,099	43,769	41,612
Federal insurance premiums	4,500	3,900	3,600	12,110	8,800
General and administrative	691	842	641	2,267	2,407
Professional fees	8,140	14,580	5,673	30,141	14,493
Data processing and communication	5,719	5,914	5,299	17,493	15,821
Other operating expenses	8,228	8,302	7,540	24,157	22,304
Total non-interest expenses	103,274	106,268	91,398	309,100	269,552
Income before income tax expense	74,282	64,108	71,728	211,654	215,619
Income tax expense	28,437	24,475	21,878	80,156	75,958
Net income	$45,845	39,633	49,850	131,498	139,661
Basic earnings per share	$0.16	0.14	0.17	0.45	0.47
Diluted earnings per share	$0.16	0.14	0.17	0.45	0.46

Basic weighted average shares outstanding	289,715,414	291,127,119	292,000,061	290,670,601	299,873,985
Diluted weighted average shares outstanding	290,890,307	293,130,285	294,673,452	292,489,906	303,297,117

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$379,670	875	0.92%	$162,787	177	0.43%	$129,226	76	0.24%
Securities available-for-sale	1,901,626	9,674	2.03%	1,798,763	8,989	2.00%	1,424,338	6,315	1.77%
Securities held-to-maturity	1,672,675	10,589	2.53%	1,672,517	10,479	2.51%	1,815,288	10,434	2.30%
Net loans	19,633,388	201,069	4.10%	19,407,939	192,891	3.98%	17,707,883	179,234	4.05%
Federal Home Loan Bank stock	241,033	3,557	5.90%	259,497	2,972	4.58%	216,813	2,315	4.27%
Total interest-earning assets	23,828,392	225,764	3.79%	23,301,503	215,508	3.70%	21,293,548	198,374	3.73%
Non-interest earning assets	759,203			761,432			778,244
Total assets	$24,587,595			$24,062,935			$22,071,792

Interest-bearing liabilities:
Savings	$2,076,769	2,174	0.42%	$2,120,219	2,045	0.39%	$2,104,583	1,577	0.30%
Interest-bearing checking	4,422,930	10,883	0.98%	4,266,755	8,346	0.78%	3,472,472	4,451	0.51%
Money market accounts	4,320,547	9,478	0.88%	4,175,137	8,104	0.78%	3,971,339	6,605	0.67%
Certificates of deposit	3,481,135	9,765	1.12%	2,887,454	6,841	0.95%	3,009,330	7,693	1.02%
Total interest-bearing deposits	14,301,381	32,300	0.90%	13,449,565	25,336	0.75%	12,557,724	20,326	0.65%
Borrowed funds	4,633,628	22,553	1.95%	4,980,705	23,116	1.86%	4,074,743	18,442	1.81%
Total interest-bearing liabilities	18,935,009	54,853	1.16%	18,430,270	48,452	1.05%	16,632,467	38,768	0.93%
Non-interest-bearing liabilities	2,485,667			2,458,208			2,316,873
Total liabilities	21,420,676			20,888,478			18,949,340
Stockholders’ equity	3,166,919			3,174,457			3,122,452
Total liabilities and stockholders’ equity	$24,587,595			$24,062,935			$22,071,792

Net interest income		$170,911			$167,056			$159,606

Net interest rate spread			2.63%			2.65%			2.80%

Net interest earning assets	$4,893,383			$4,871,233			$4,661,081

Net interest margin			2.87%			2.87%			3.00%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.26	X		1.28	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Nine Months Ended
	September 30, 2017			September 30, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$229,729	1,159	0.67%	$141,230	253	0.24%
Securities available-for-sale	1,807,962	26,959	1.99%	1,339,122	18,350	1.83%
Securities held-to-maturity	1,689,790	33,605	2.65%	1,856,318	32,453	2.33%
Net loans	19,291,939	579,921	4.01%	17,218,547	527,989	4.09%
Federal Home Loan Bank stock	247,228	9,722	5.24%	197,958	6,396	4.31%
Total interest-earning assets	23,266,648	651,366	3.73%	20,753,175	585,441	3.76%
Non-interest earning assets	758,616			774,102
Total assets	$24,025,264			$21,527,277

Interest-bearing liabilities:
Savings	$2,100,918	6,053	0.38%	$2,099,960	4,684	0.30%
Interest-bearing checking	4,265,758	25,712	0.80%	3,207,413	11,198	0.47%
Money market accounts	4,225,519	24,772	0.78%	3,868,155	18,884	0.65%
Certificates of deposit	3,086,739	23,283	1.01%	3,258,702	26,873	1.10%
Total interest bearing deposits	13,678,934	79,820	0.78%	12,434,230	61,639	0.66%
Borrowed funds	4,744,701	66,460	1.87%	3,667,473	52,328	1.90%
Total interest-bearing liabilities	18,423,635	146,280	1.06%	16,101,703	113,967	0.94%
Non-interest bearing liabilities	2,436,893			2,234,692
Total liabilities	20,860,528			18,336,395
Stockholders’ equity	3,164,736			3,190,882
Total liabilities and stockholders’ equity	$24,025,264			$21,527,277

Net interest income		$505,086			$471,474

Net interest rate spread			2.67%			2.82%

Net interest earning assets	$4,843,013			$4,651,472

Net interest margin			2.89%			3.03%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.29	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Return on average assets (1)	0.75%	0.66%	0.90%	0.73%	0.87%
Return on average equity (1)	5.79%	4.99%	6.39%	5.54%	5.84%
Return on average tangible equity (1)	5.98%	5.16%	6.60%	5.72%	6.03%
Interest rate spread	2.63%	2.65%	2.80%	2.67%	2.82%
Net interest margin	2.87%	2.87%	3.00%	2.89%	3.03%
Efficiency ratio	57.60%	60.25%	54.36%	58.05%	53.89%
Non-interest expense to average total assets	1.68%	1.77%	1.66%	1.72%	1.67%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.26	1.28	1.26	1.29

(1) September 30, 2016 ratios have been revised to reflect the impact of the Company’s adoption of ASU No. 2016-09 in December 2016.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

		September 30, 2017	June 30, 2017	December 31, 2016

Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.58%	0.80%	0.47%
Non-performing loans as a percent of total loans		0.70%	0.95%	0.55%
Allowance for loan losses as a percent of non-accrual loans		183.09%	129.68%	242.24%
Allowance for loan losses as a percent of total loans		1.15%	1.16%	1.21%

Capital Ratios:
Tier 1 Leverage Ratio (1)		11.38%	11.57%	12.03%
Common equity tier 1 risk-based (1)		14.29%	14.16%	14.75%
Tier 1 Risk-Based Capital (1)		14.29%	14.16%	14.75%
Total Risk-Based Capital (1)		15.47%	15.33%	15.99%
Equity to total assets (period end)		12.73%	12.97%	13.48%
Average equity to average assets		12.88%	13.19%	13.69%
Tangible capital to tangible assets (2)		12.38%	12.61%	13.10%
Book value per common share (2)		$10.74	$10.66	$10.53
Tangible book value per common share (2)		$10.40	$10.32	$10.18

Other Data:
Number of full service offices		155	154	151
Full time equivalent employees		1,973	1,943	1,829

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	September 30, 2017	June 30, 2017	December 31, 2016

Total stockholders’ equity	$3,155,132	3,154,919	3,123,245
Goodwill and intangible assets	99,567	100,648	101,839
Tangible stockholders’ equity	$3,055,565	3,054,271	3,021,406

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(52,894,393)	(50,679,552)	(49,621,464)
Shares outstanding	306,176,459	308,391,300	309,449,388
Unallocated ESOP shares	(12,434,574)	(12,552,998)	(12,789,847)
Book value shares	293,741,885	295,838,302	296,659,541

Book Value Per Share	$10.74	$10.66	$10.53

Tangible Book Value per Share	$10.40	$10.32	$10.18

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(dollars in thousands, except share data)

Net Income and Diluted EPS, as adjusted for tax impact of ASU 2016-09

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Income before income tax expense	$74,282	64,108	71,728	211,654	215,619
Income tax expense	28,437	24,475	21,878	80,156	75,958
Net income	$45,845	39,633	49,850	131,498	139,661
Effective tax rate	38.3%	38.2%	30.5%	37.9%	35.2%

Tax adjustment (1)	$(127)	(173)	(6,409)	(1,577)	(8,238)
Adjusted net income	$45,718	39,460	43,441	129,921	131,423
Adjusted tax rate	38.5%	38.4%	39.4%	38.6%	39.0%

Adjusted diluted earnings per share	$0.16	0.13	0.15	0.44	0.43

Weighted average diluted shares	290,890,307	293,130,285	294,673,452	292,489,906	303,297,117

(1) Amounts represent the tax benefit related to the Company’s stock plans accounted for in accordance with ASU 2016-09.